SCHEDULE 14A INFORMATION
                           PROXY STATEMENT PURSUANT TO
              SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2)

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to 240.14a-11(c)
       or 240.14a-12

                             Republic Bancorp, Inc.
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.

[   ]   Fee computed on table below per Exchange Act Rules
14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

---------------------------------------------------------
2) Aggregate number of securities to which transaction applies:

---------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

---------------------------------------------------------

4) Proposed maximum aggregate value of transaction:

---------------------------------------------------------

5) Total fee paid:

---------------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

   -----------------------------------------------------------

2) Form, Schedule or Registration Statement No.:

   -----------------------------------------------------------

3) Filing Party:

   -----------------------------------------------------------

4) Date Filed:

   -----------------------------------------------------------

                                    REPUBLIC
                                     BANCORP

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 April 21, 1999


Dear Shareholder:

     You  are  cordially  invited  to  attend  this  year's  Annual  Meeting  of
Shareholders of Republic Bancorp, Inc. at Republic Bank Place, 661 S. Hurstbourne Parkway, Louisville, Kentucky 40222, at 4:00 p.m., EDT, on April 21, 1999. The Annual Meeting has been called for the purpose of considering and voting upon:

     1. The election of nine (9) directors; and

     2. The transaction of such other business as may properly come before the meeting.

     Holders of the Corporation's Class A and Class B Common Stock at the close of business on February 26, 1999 will be entitled to notice of, and to vote at, the Annual Meeting.

     Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy. If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

                                Very truly yours,

                                /s/ Steven E. Trager

                                Steven E. Trager
                                President and Chief Executive Officer


Approximate Date of Mailing to Shareholders: March 12, 1999

                             REPUBLIC BANCORP, INC.
                             601 West Market Street
                           Louisville, Kentucky 40202



                     ---------------------------------------
                                 PROXY STATEMENT
                     ---------------------------------------



     This proxy statement is furnished by the Board of Directors of Republic Bancorp, Inc. (the "Corporation" or "Republic") in connection with its solicitation of the enclosed proxy, which will be used in voting at the Annual Meeting of Shareholders of the Corporation to be held at Republic Bank Place, 661 S. Hurstbourne Parkway, Louisville, Kentucky 40222, on April 21, 1999 at 4:00 p.m. (the "Annual Meeting") or any adjournment or adjournments thereof.

     This proxy statement and the enclosed proxy are first being sent to shareholders on or about March 12, 1999.

                                     VOTING

     Only holders of record of Class A Common Stock and Class B Common Stock of the Corporation at the close of business on February 26, 1999 are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, 14,840,291 shares of Class A Common Stock and 2,278,778 shares of Class B Common Stock were issued and outstanding for purposes of the Annual Meeting.

     Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, both with cumulative voting rights in the election of directors. In electing directors, each shareholder has the number of votes equal to (1) the number of votes the shareholder is entitled to cast at the Annual Meeting, based on the number of shares of Class A Common Stock (each with one vote) and Class B Common Stock (each with ten votes) held on the Record Date, multiplied by (2) the number of directors to be elected. Each shareholder may cumulate his or her votes and cast all such votes for one nominee or may distribute such votes among as many nominees as he or she chooses. Shares represented by proxies in the accompanying form may be voted cumulatively, as discussed below under "PROPOSAL 1: ELECTION OF DIRECTORS". The nine (9) nominees receiving the most votes at the Annual Meeting will be elected as directors.


     If a proxy on the accompanying form is properly executed, returned to the Corporation and not revoked, the shares represented by such proxy will be voted in accordance with the instructions set forth thereon. If no instructions are given, the shares represented will be voted for the director nominees named herein, with the discretionary authority discussed below under "PROPOSAL 1:
ELECTION OF DIRECTORS". The Board of Directors at present knows of no other business to be brought before the Annual Meeting. However, persons named in the enclosed proxy, or their substitutes, will have discretionary authority to vote on the transaction of any other business which may properly come before the Annual Meeting and any adjournment thereof, and will vote the proxies in accordance with recommendations of the Board of Directors.

     A shareholder may attend the Annual Meeting even though he or she has executed a proxy. A proxy may be revoked at any time before it is voted by giving written notice of revocation delivered to the Secretary of the Corporation or by delivering a later dated proxy or by the vote of the shareholder in person at the Annual Meeting.

     The presence in person or by proxy of the holders of a majority in voting power of the combined voting power of the Class A Common Stock and the Class B Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be counted as being present or represented at the Annual Meeting for the purpose of establishing a quorum but will not have an effect on the outcome of the vote in the election of directors or any other matter determined by a plurality vote.


                                 SHARE OWNERSHIP

     The following table reflects certain information regarding the beneficial ownership of the outstanding shares of the Corporation as of the record date for the Annual Meeting, based on information available to the Board of Directors. The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis. In the following table, information in the column headed "Class A Common" does not reflect the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock. Information is included for

     (1) persons who own more than 5% of the Class A or the Class B Common Stock outstanding on the record date,

     (2) directors and nominees,

     (3) the five executive officers of the Corporation who received the highest total salary and bonus during 1998 (the "named executive officers"), and

     (4) officers and directors of the Corporation as a group.

Unless indicated otherwise, the Corporation believes that each person named below has the sole power to vote and dispose of the voting securities beneficially owned by such person. Please note that the table provides information about the number of shares beneficially owned, as opposed to the voting power of those shares. Officers, directors and nominees as a group (12 persons) hold 64.3% of the combined voting power of the Class A and Class B Common Stock.


                                                                                                       Class A and Class B
Name                                     Class A Common                 Class B Common                    Common Combined
                                      Shares        Percent           Shares        Percent            Shares        Percent

Five Percent Shareholders:

Bernard M. Trager                    7,390,714(1)     49.8%         1,545,858(2)      67.8%           8,936,572       52.2%
601 West Market Street
Louisville, Kentucky 40202


Steven E. Trager                     6,682,096(3)     45.0            898,678(4)      39.4            7,580,774       44.3
601 West Market Street
Louisville, Kentucky 40202


Scott Trager                         6,635,538(5)     44.7            905,906(6)      39.8            7,541,444       44.1
601 West Market Street
Louisville, Kentucky 40202


Sheldon Gilman, Trustee              6,524,396(7)     44.0            884,678(8)      38.8            7,409,074       43.3
for the grandchildren of
Bernard M. Trager
500 Meidinger Tower
462 S. Fourth St.
Louisville, Kentucky 40202


Teebank Family                       5,903,612(9)     39.8            763,984(9)      33.5            6,667,596       38.9
Limited Partnership
7413 Cedar Bluff Court
Prospect, Kentucky 40059



Directors, Nominees and Named Executive Officers:

Charles E. Anderson                     50,990(10)      *               1,000(11)      *                 51,990         *
A. Wallace Grafton, Jr.                 51,940(12)      *              10,388(13)      *                 62,328         *
Larry M. Hayes                         357,420(14)     2.4              4,694          *                362,114        2.1
D. Harry Jones                          43,570(15)      *               5,694(16)      *                 49,264         *
Bill Petter                            383,550(17)     2.6              4,050          *                387,600        2.3
Sandra Metts Snowden                    12,770          *               2,074          *                 14,844         *
R. Wayne Stratton                       12,900(18)      *               1,700(19)      *                 14,600         *
Samuel G. Swope                         38,220(20)      *               5,694          *                 43,914         *
Bernard M.  Trager                   7,390,714(1)     49.8          1,545,858(2)      67.8            8,936,572       52.2
Scott Trager                         6,635,538(5)     44.7            905,906(6)      39.8            7,541,444       44.1
Steven E. Trager                     6,682,096(3)     45.0            898,678(4)      39.4            7,580,774       44.3
Mark A. Vogt                             6,300          *                 200          *                  6,500         *

Officers, Directors and Nominees as
a group (12 persons)                 8,017,216        54.0%         1,618,580         71.0%           9,635,796       56.3%


*       Less than .5%

(1) Includes 5,903,612 shares held of record by Teebank Family Limited Partnership ("Teebank") and 620,784 shares held of record by Jaytee Properties Limited Partnership, 7413 Cedar Bluff Court, Prospect, Kentucky 40059 ("Jaytee"). Bernard Trager is a general and limited partner and Jean S. Trager, his wife, is a limited partner of both Teebank and Jaytee. Bernard Trager shares voting and investment power over the shares held of record by Teebank and Jaytee with Steven Trager, Scott Trager and Sheldon Gilman, as trustee. Includes 300,000 unallocated shares held of record by the Corporation's Employee Stock Ownership Plan ("ESOP"), of which Bernard Trager is a member of the Administrative Committee. Bernard Trager shares voting and investment power over the shares held of record by the ESOP with Bill Petter and Larry Hayes. Also includes 82,700 shares held of record by Trager Family Foundation, a charitable foundation organized under Section 501(c)(3) of the Internal Revenue Code. Bernard Trager shares voting and investment power over these shares with Mrs. Trager, Steven Trager, and Shelley Trager Lerner.

(2) Includes 763,984 shares held of record by Teebank and 119,694 shares held of record by Jaytee. Bernard Trager is a general and limited partner and Jean Trager, his wife, is a limited partner of both Teebank and Jaytee. Bernard Trager shares voting and investment power over the shares held of record by Teebank and Jaytee with Steven Trager, Scott Trager and Sheldon Gilman, as trustee. Also includes 117,454 shares owned by Jean Trager, with whom Bernard Trager shares voting and investment power.

(3) Includes 5,903,612 shares held of record by Teebank and 620,784 shares held of record by Jaytee. Steven Trager is a general and limited partner and trusts for the benefit of, among others, Steven Trager, his wife and his two minor children are limited partners of both Teebank and Jaytee. Steven Trager shares voting and investment power over the shares held of record by Teebank and Jaytee with Bernard Trager, Scott Trager and Sheldon Gilman, as trustee. Includes 22,500 shares of Class A Common Stock that can be acquired under currently exercisable options, and 5,000 shares held by Steven Trager's wife. Also includes 82,700 shares held of record by Trager Family Foundation, a charitable foundation organized pursuant to Section 501(c)(3) of the Internal Revenue Code. Steven Trager shares voting power over these shares with Jean Trager, Bernard Trager, and Shelley Trager Lerner.

(4) Includes 763,984 shares held of record by Teebank and 119,694 shares held of record by Jaytee. Steven Trager is a general and limited partner and trusts for the benefit of, among others, Steven Trager, his wife and his two minor children are limited partners of both Teebank and Jaytee. Steven Trager shares voting and investment power over the shares held of record by Teebank and Jaytee with Bernard Trager, Scott Trager and Sheldon Gilman, as trustee. Also includes 4,500 shares of Class B Common Stock that can be acquired under currently exercisable options.

(5) Includes 5,903,612 shares held of record by Teebank and 620,784 shares held of record by Jaytee. Scott Trager is a limited partner of both Teebank and Jaytee. Scott Trager shares voting and investment power over the shares held of record by Teebank and Jaytee with Bernard Trager, Steven Trager and Sheldon Gilman, as trustee. Also includes 9,932 shares held of record by a family trust of which Scott Trager is a co-trustee and a beneficiary. Scott Trager shares voting and investment power over such shares.

(6) Includes 763,984 shares held of record by Teebank and 119,694 shares held of record by Jaytee. Scott Trager is a limited partner of both Teebank and Jaytee. Scott Trager shares voting and investment power over the shares held of record by Teebank and Jaytee with Bernard Trager, Steven Trager and Sheldon Gilman, as trustee. Also includes 1,986 shares held of record by a family trust of which Scott Trager is a co-trustee and a beneficiary. Scott Trager shares voting and investment power over such shares.

(7) Includes 5,903,612 shares held of record by Teebank and 620,784 shares held of record by Jaytee. Sheldon Gilman is a limited partner of both Teebank and Jaytee, as trustee for the grandchildren of Bernard Trager. Sheldon Gilman shares voting and investment power over the shares held of record by Teebank and Jaytee with Bernard Trager, Steven Trager and Scott Trager.

(8) Includes 763,984 shares held of record by Teebank and 119,694 shares held of record by Jaytee. Sheldon Gilman is a limited partner of both Teebank and Jaytee, as trustee for the grandchildren of Bernard Trager. Sheldon Gilman shares voting and investment power over the shares held of record by Teebank and Jaytee with Bernard Trager, Steven Trager and Scott Trager.

(9) Teebank is a limited partnership of which Bernard Trager and Steven Trager are general and limited partners. The shares of Common Stock beneficially owned by Teebank are also shown in the above table as being beneficially owned by Bernard Trager, Steven Trager, Scott Trager and Sheldon Gilman, trustee, who share voting and investment power over the shares held by the partnership. The following table provides information about the units of Teebank owned by directors and officers of the Corporation.


       Name                          Number of Units             Percent of Outstanding

       Bernard M. Trager              1,113,243(a)                       55.7%
       Steven E. Trager                 486,865(b)                       24.3
       Scott Trager                       2,020                           0.1


       a)  Includes 576,621.33 units held by Bernard Trager's wife, Jean Trager.

       b) Includes 271,080 units held in a revocable trust and 139,484 units held for the benefit of Steven Trager's minor children; also includes 76,301 shares held in an irrevocable trust for the benefit of, among others, Steven Trager, his wife and his minor children.

(10) Includes 6,500 shares held jointly with his wife, over which Charles Anderson shares investment and voting power, and 11,250 shares that can be acquired upon conversion of Trust Preferred securities.

(11) Shares held jointly with his wife, over which Charles Anderson shares investment and voting power.

(12) Includes 51,590 shares held by A. Wallace Grafton, Jr.'s wife, over which he shares investment and voting power.

(13) Includes 10,318 shares held by A. Wallace Grafton, Jr.'s wife, over which he shares investment and voting power.


(14) Includes 2,350 shares held by his wife, 3,000 shares that can be acquired by Larry Hayes and 7,000 shares that can be acquired by his wife upon conversion of Trust Preferred securities, and 16,000 shares held in BPH Partnership, a Kentucky limited liability partnership in which Larry Hayes is a limited partner. Larry Hayes shares investment and voting power over the shares held by his wife and BPH Partnership. Also Includes 300,000 unallocated shares held of record by the Corporation's Employee Stock Ownership Plan, of which Larry Hayes is a member of the

Administrative  and  Investment  Committees.   Larry  Hayes  shares  voting  and
investment power over these shares with Bernard Trager and Bill Petter.

(15) Includes 15,000 shares held by Harry Jones's wife, over which he shares investment and voting power, and 10,000 shares that can be acquired upon conversion of Trust Preferred securities.

(16) Includes 3,000 shares held by Harry Jones's wife, over which he shares investment and voting power.

(17) Includes 300,000 unallocated shares held of record by the Corporation's Employee Stock Ownership Plan, of which Bill Petter is a member of the Administrative and Investment Committees. Bill Petter shares voting and investment power over these shares with Bernard Trager and Larry Hayes.

(18) Includes 3,500 shares held jointly with his wife and 9,400 shares held by his wife. Wayne Stratton shares investment and voting power over these shares.

(19) Includes 700 shares held jointly with his wife and 1,000 shares held by his wife. Wayne Stratton shares investment and voting power over these shares.

(20) Includes 5,000 shares that can be acquired upon conversion of Trust Preferred securities. These shares are held of record by Swope Enterprises Inc., L.P., a Kentucky limited liability partnership in which Samuel Swope is a limited partner.



                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Corporation's Board of Directors is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected or qualified. The Corporation's Bylaws provide for not less than 5 nor more than 15 directors. The number of directors is currently set at nine (9).

     In accordance with the Bylaws of the Corporation, the Board of Directors has fixed the number of directors to be elected at the Annual Meeting at nine
(9). The Board has nominated for election as directors Bernard Trager, Steven Trager, Scott Trager, Bill Petter, Wayne Stratton, Larry Hayes, Samuel Swope,
Charles Anderson and Sandra Metts Snowden. Each of the nominees is a current member of the Board of Directors with the exception of Charles Anderson and Sandra Metts Snowden.

     The Board of Directors has no reason to believe that any nominee for director will not be available for election. However, if any of the nominees should become unavailable for election, and unless authority is withheld, the holders of the proxies solicited hereby will vote for such other individual(s) as the Board of Directors may recommend. In addition, if any shareholder(s) shall vote shares cumulatively or otherwise for the election of a director or directors other than the nominees named below, or substitute nominees recommended by the Board of Directors, the holders of the proxies solicited hereby will have the discretionary authority to vote cumulatively for some number less than all of the nominees named below or any substitute nominees, and for such persons nominated as they may choose.

The  following  table  gives the  indicated  information  for each  nominee  and
incumbent   director  and  other  executive  officers  who  are  listed  in  the compensation tables which follow but are not nominees or incumbent directors:


                NAME AND PRINCIPAL OCCUPATION FOR PAST FIVE YEARS                      AGE        DIRECTOR SINCE
--------------------------------------------------------------------------------  ------------  ------------------
DIRECTORS AND NOMINEES:

Bernard M. Trager, serves as Chairman of Republic.  Prior to 1998, he also
         served as CEO of Republic and as Chairman of Republic Bank and Trust           70             1974
         Company (the "Bank"), the Corporation's principal banking subsidiary.

Steven E. Trager, began serving as President and CEO of Republic and Chairman           38             1988
         and CEO of the Bank in 1998. From 1994 to 1997 he served as Vice
         Chairman and from 1994 to 1998 Secretary of Republic.

Scott Trager, has served as Vice Chairman of Republic since 1994 and has served         46             1990
         as President of the Bank since 1984.

Bill Petter, began serving as Vice Chairman and Chief Operating Officer of              49             1995
         Republic during 1997.  From 1995 to 1997 he served as Vice Chairman and
         Chief Financial Officer.  He has served as Executive Vice President of the Bank since 1993 and served as Chief Financial Officer of the Bank from 1993 to 1997.

R. Wayne Stratton, is a partner in the CPA firm of Jones, Nale & Mattingly PLC.         51             1995

Larry M. Hayes, is president of Midwest Construction Company, Inc., Lexington,          50             1995
         Kentucky.

A. Wallace Grafton, Jr., is a retired partner of Wyatt, Tarrant & Combs law             61             1998
         firm.*

Samuel G. Swope, is the Chairman of Sam Swope Auto Group, Inc.                          72             1998

D. Harry Jones, is an Executive Vice President of Jones Plastic and Engineering         68             1995
         Corporation.*

Sandra Metts Snowden, is President of Metts Company, Inc., d/b/a Vantage 7              54              **
         Realtors, a real estate sales, management, brokerage and development firm.

Charles E. Anderson, is President of Andy Anderson Insurance, Inc. d/b/a the            62              **
         Anderson Group, which provides insurance and financial services.

----------------------------
*  Retiring as a director at the Annual Meeting.
** Not currently a director of the Corporation, but has served as a director of the Bank since 1994.


NON-DIRECTOR EXECUTIVE OFFICER:

Mark A. Vogt has served as Chief Financial Officer of Republic since May 1998,         30
         and has served as Chief Financial and Accounting Officer of the Bank since October 1997.  He joined the Bank in 1995 as Vice President of
         Finance and has served as Senior Vice President of the Bank since
         1996.  Prior to joining the Bank, he served as a certified public accountant with Deloitte & Touche LLP.


     None of the Republic directors or nominees holds any directorships in any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

     The directors of Republic were elected at the most recent annual meeting of shareholders held on January 11, 1998, to a one year term. The executive officers of Republic are selected by the Board of Directors and hold office at the discretion of the Board of Directors.

     Bernard Trager, Steven Trager and Scott Trager are relatives. Bernard Trager is the father of Steven Trager and the uncle of Scott Trager; Steven Trager and Scott Trager are cousins.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Corporation's Board of Directors has two (2) standing committees: the Audit Committee and the Compensation/Human Resources Committee. The Board does not have a standing nominating committee or a committee performing similar functions.

     The Audit Committee, which is currently composed of Steven Trager, Wayne Stratton, and Larry Hayes, held two (2) meetings during 1998. This committee makes recommendations to the Board with respect to the selection of independent accountants; the review and scope of audit arrangements; the independent accountants' suggestions for strengthening internal accounting controls; matters of concern to the committee, the independent accountants, or management relating to the Corporation's financial statements or other results of the annual audit; the review of internal accounting procedures and controls with the Corporation's financial and accounting staff; the review of the activities and recommendations of the Corporation's general auditor and compliance auditors; and the review of financial statements and other financial information published by the Corporation.


     The Compensation/Human Resources Committee was established as a Board committee during the first quarter of 1999. It is currently composed of A.
Wallace Grafton, Jr., Larry Hayes and Wayne Stratton. This Committee makes recommendations to the Board of Directors as to the amount and form of officer compensation, a role historically performed by the

Compensation /Human Resource Committee of the Bank. The Compensation/ Human Resources Committee administers the Corporation's 1995 Stock Option Plan and is authorized to grant stock options in accordance with the terms of that plan without further approval.

     The Board of Directors held seven (7) meetings during 1998. Each of the directors attended at least 75% of the total number of meetings of the Board and the Committees on which such director served.

DIRECTORS COMPENSATION

     Non-employee directors of Republic and the Bank receive director's fees of $1,350 for each board meeting attended and fees within the range from $250 to $475 for each committee meeting attended. Total fees paid to directors of the Corporation during 1998 for service as a director of the Corporation and/or the Bank were as follows:


         R. Wayne Stratton                       $10,550
         Larry M. Hayes                           10,725
         A. Wallace Grafton, Jr.(1)                9,525
         Samuel G. Swope                           7,450
         D. Harry Jones                            7,800


         (1) See also the following discussion under the heading "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".



                      CERTAIN INFORMATION AS TO MANAGEMENT

The following table contains information concerning the compensation received by the Corporation's Chief Executive Officer ("CEO") and the four most highly compensated executive officers of the Corporation as of the fiscal year ended December 31, 1998.


                                             SUMMARY COMPENSATION TABLE


                                                                         LONG TERM
                                           ANNUAL COMPENSATION(1)      COMPENSATION
                                                                          AWARDS
                                                                        SECURITIES
                                                                        UNDERLYING             ALL OTHER
NAME & PRINCIPAL POSITION           YEAR      SALARY      BONUS(2)       OPTIONS(#)          COMPENSATION

Bernard M. Trager                   1998     $250,000      $190,000          -                 $49,117 (5)
Chairman and Director               1997      220,000       170,000          _                  55,155
                                    1996      220,000        90,000          _                  61,216

Steven E. Trager                    1998     $175,000      $100,000      10,000(3)              $8,882 (5)
President, CEO and Director         1997      160,000        80,000          _                   9,160
                                    1996      160,000             -          _                   7,185

Scott Trager                        1998     $175,000      $100,000      10,000(3)              $8,882 (5)
Vice Chairman and Director          1997      160,000        80,000          _                   9,160
                                    1996      160,000             _          _                   7,185

Bill Petter                         1998     $175,000      $100,000      10,000(3)              $8,882 (5)
Vice Chairman and Director          1997      160,000        80,000          _                   9,160
                                    1996      160,000             _          _                   7,185

Mark A. Vogt                        1998     $100,000       $30,000      15,000(4)              $5,887 (5)
Senior Vice President, CFO and      1997      100,000        18,000          _                   5,379
CAO                                 1996       83,000         9,000          _                   4,058



(1) Each of the above-named executive officers received perquisites during 1998, 1997 and 1996 which were less than $50,000 in aggregate amount for each of those years.

(2) Represents incentive bonuses awarded after year-end for achievement of corporate, individual and organizational objectives in fiscal years 1998, 1997 and 1996.

(3) Includes options for 10,000 shares of Class A Common Stock.

(4) Includes options for 15,000 shares of Class A Common Stock.

(5) Includes matching contributions to 401(k) Retirement Plan, ($6,000 for Bernard M. Trager, $6,000 for Steven E. Trager, $6,000 for Scott Trager, $6,000 for Bill Petter, and $4,425 for Mark A. Vogt), amount paid on split dollar life insurance policy ($39,870 for Bernard M. Trager), and on life and disability insurance policies ($3,247 for Bernard M. Trager and $2,882 each for Steven E. Trager, Scott Trager and Bill Petter, and $1,462 for Mark A. Vogt).



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                            POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF STOCK
                                                                                             PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                                      FOR OPTION TERM
------------------------------------------------------------------------------------------
                                                                                           ------------------------
                                                % OF TOTAL
                                                 OPTIONS
                       NUMBER OF SECURITIES     GRANTED TO
                        UNDERLYING OPTIONS     EMPLOYEES IN      EXERCISE     EXPIRATION
                            GRANTED (1)        FISCAL YEAR        PRICE         DATE           5%           10%

Steven E. Trager               5,000               1.8%          $13.00    7/31/04(2)       $17,958     $39,683
                               5,000               1.8%          $13.00    7/31/05(3)        22,106      50,151

Scott Trager                   5,000               1.8%          $13.00    7/31/04(2)        17,958      39,683
                               5,000               1.8%          $13.00    7/31/05(3)        22,106      50,151

Bill Petter                    5,000               1.8%          $13.00    7/31/04(2)        17,958      39,683
                               5,000               1.8%          $13.00    7/31/05(3)        22,106      50,151

Mark A. Vogt                   7,500               2.7%          $13.00    7/31/04(2)        26,937      59,525
                               7,500               2.7%          $13.00    7/31/05(3)        33,159      75,227

--------------------------------
(1) Represents shares of Class A Common Stock. No options to purchase shares of Class B Common Stock or stock appreciation rights ("SARs") were granted to the named executive officers during 1998.

(2) Exercisable August 1, 2003.

(3) Exercisable August 1, 2004.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                  Shares                       Number of securities          Value of Unexercised
                                 Acquired                     underlying unexercised             In-the-Money
                                    on          Value         options at FY-End (#)        Options at FY-End ($)(3)
                                 Exercise     realized       --------------------------    ----------------------------
Name and Class of Shares (1)        (#)        ($)(2)        Exercisable   Unexercisable   Exercisable    Unexercisable

Steven E. Trager
   Class A Common Stock            22,500      $228,150          0                32,500      0               $207,213
   Class B Common Stock             4,500        45,630          0                 4,500      0                 41,693

Scott Trager
   Class A Common Stock                                          0                60,000      0                478,500
   Class B Common Stock                                          0                10,000      0                 95,950

Bill Petter
   Class A Common Stock                                          0                60,000      0                478,500
   Class B Common Stock                                          0                10,000      0                 95,950

Mark A. Vogt
   Class A Common Stock                                          0                35,000      0                136,225
   Class B Common Stock                                          0                     0      0                      0

---------------------------
(1) No SARs were exercised by the named executive officers or held by them at year end.

(2) Market price at time of exercise less exercise price.

(3) Market value of underlying securities at December 31, 1998, $12.88, less exercise price.


EMPLOYMENT CONTRACTS AND TERMINATION,
SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

     The Bank entered into a death benefit agreement with Bernard Trager which became effective September 10, 1996. This agreement provides for the payment of three years compensation to the estate of Bernard Trager in the event of death while a full-time employee of the Bank. In the event of a change in control the agreement terminates.


     Republic entered into officer compensation continuation agreements with each of Steven Trager, Scott Trager, and Bill Petter, which became effective January 1995, and Mark Vogt, which became effective October 1997. These agreements provide for the payment of the executive officer's base salary and continuation of such executive officer's other employment benefits for up to a period of two years if, following a change in control, the executive officer terminates his employment for "Good Reason" or his employment is terminated other than pursuant to death or for "Cause," as defined in the agreements. In addition, any stock options or other similar rights will become immediately exercisable upon a change in control which results in termination. For purposes of these agreements, a change in control includes the acquisition by a person of beneficial ownership of securities representing greater voting power than held by the "Trager Family Members" (generally defined to include Bernard Trager, Jean Trager and their descendants, and companies, partnerships or trusts in which they are majority owners or beneficiaries) as a group or a reduction to less than 25% of the combined voting power of the stock held by the Trager Family Members. These agreements expire on December 31, 2000; however, as of December 31, 2000, and on each anniversary of that date the agreements are extended for two additional years unless the Corporation gives notice that it elects not to extend.


                                PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) on the Corporation's Class A Common Stock as compared to the S & P 500 and the Nasdaq Bank Stocks Index. The graph covers the period beginning July 22, 1998, the date the Corporation's Class A Common Stock was registered under Section 12 of the Securities Exchange Act of 1934, and ending December 31, 1998.

NOTE: THE STOCK PRICE PERFORMANCE SHOWN ON THE GRAPH BELOW IS NOT NECESSARILY INDICATIVE OF FUTURE PRICE PERFORMANCE.


                                         July 22, 1998       December 31, 1998
Republic Bancorp Class A Common Stock       100.00                    99.26
NASDAQ Bank Stocks                          100.00                    94.00
S&P 500                                     100.00                   106.27


                          COMPENSATION COMMITTEE REPORT

     Under rules established by the SEC, the Compensation/ Human Resources Committee is required to disclose: (1) the Committee's compensation policies applicable to the Corporation's executive officers; (2) the relationship of executive compensation to Corporation performance; and (3) the Committee's bases for determining the compensation of the Corporation's Chief Executive Officer ("CEO"). Pursuant to those requirements, the Committee has prepared this report for inclusion in the Proxy Statement.

     The Compensation/Human Resources Committee was established as a separate committee of the Board of Directors of the Corporation in the first quarter of 1999. Prior to that time, the compensation of the executive officers of the Corporation was set by Republic Bank and Trust Company, the Corporation's principal banking subsidiary. Each of the executive officers is also an executive officer of the Bank, and is not separately compensated by the Corporation. The Compensation/Human Resources Committee of the Bank's board of directors (consisting of Larry Hayes and Sandra Metts Snowden, during 1998) was responsible for establishing compensation policies, and the Chairman of the Board played a significant role in determining executive compensation. The compensation package, consisting of salary, bonus, stock options and other employee benefits, was intended to be competitive in the marketplace, and to provide an incentive to meet and exceed individual and corporate performance goals.

     At the end of each calendar (fiscal) year, performance appraisals are completed on each key executive except the Chairman. The Chairman's compensation is tied more closely to the profitability of the Corporation than to any other performance factor. The purpose of the performance appraisals for the remaining key executives is to provide, as objectively as possible, a documented method for reviewing their job performance, an appraisal of their potential to be assigned projects of enhanced responsibility and to provide a written development plan with specific goals and objectives that will promote further professional development while providing motivation for superior future performance. Specific quantitative goals (financial goals) that were established for each key executive for the year may be tied to operating profits, growth in loans, deposits and fees, as well as expense control and reduction.

     General performance goals may include special projects related to the Corporation's strategic plan, expansion opportunities, unique marketing opportunities, customer satisfaction, operation efficiencies, business referrals and expanded community involvement. The Committee also considers certain subjective considerations of management effectiveness, maintenance of regulatory compliance standards and professional leadership. Each key executive's compensation for the next fiscal year is also determined by evaluating the degree to which the respective key executive has attained his or her written goals and objectives.

     The Corporation participates in various local and national compensation surveys for key executives. These surveys are utilized only as a general guideline for establishing the key executives' levels of compensation. The Committee recognizes that compensation to key executives should be reasonably representative of that typically offered in the Corporation's market area in order to attract, motivate, reward and retain key executives. The Committee's philosophy is to provide compensation to key executives that is not only competitive with that of comparable institutions, but that also provides retention incentive for the highly skilled management necessary to ensure the long-term success of the Corporation.

     During 1998, the salary and bonus of the Chairman of the Board and the Chief Executive Officer were increased, and the Chief Executive Officer was awarded additional options to purchase shares under the Corporation's stock option plan. The Corporation's performance, the contributions these individuals made and the Chairman's recommendations were important factors underlying compensation increases, although the increases were not tied to specific performance criteria.

     The Compensation/Human Resources Committee now has the responsibility of assuring that the compensation for the Chairman and the Executive Officers (collectively "key executives") is appropriate. The Committee requires that there be a specific relationship between executive compensation and the performance of Republic, but it also recognizes additional factors beyond financial performance such as salaries paid to peers, attainment of non-financial corporate objectives and other factors which act to contribute to shareholder value. The achievement of both annual and long-term corporate objectives is considered, with the emphasis being placed on annual performance. Recommendations of the Chairman and CEO are expected to continue to be important to the Committee's deliberations.

     The Committee is also responsible for the overall administration of the stock option program and other benefit programs. The Corporation's stock option program provides for the granting of options to those employees that have demonstrated superior performance and who are deemed by the Committee to be important to the Corporation's future success, with a view toward maximizing shareholder value.

MEMBERS OF THE BOARD OF DIRECTORS:

A. Wallace Grafton, Jr.*        Larry M. Hayes*         D. Harry Jones
Bill Petter                     R. Wayne Stratton*      Samuel G. Swope
Bernard M. Trager               Scott Trager            Steven E. Trager

*  Member of the Compensation/Human Resources Committee


        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Certain directors and executive officers, including certain members of the Compensation/ Human Resources Committee, were clients of and had transactions with Republic during 1998. Transactions which involved loans or commitments by the Corporation were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

     The Corporation's Compensation/Human Resources Committee was established in the first quarter of 1999. Prior to that time, Bernard Trager, as Chairman of the Board of Directors, and Steven Trager, as CEO, made recommendations to the Board in connection with the Board's deliberations concerning executive officer compensation. See the discussion above under the heading "COMPENSATION COMMITTEE REPORT."

        CERTAIN OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

     LEASING ARRANGEMENTS. Within the Louisville, Kentucky, metropolitan area, the Bank leases space in three buildings, as well as land owned by Bernard Trager, Chairman of Republic, and Jean Trager, his wife, and partnerships in which they own controlling interests, including Jaytee, a shareholder of Republic. Relatives of Bernard Trager, including Steven Trager and Scott Trager, directors and executive officers of Republic, are also partners in Jaytee. See notes to the table under "SHARE OWNERSHIP". The buildings include Republic Corporate Center, which serves as both the Bank's main office and administrative headquarters in Louisville, Kentucky, and is owned and leased by TEECO Properties, which is owned by Bernard Trager, as well as the Hurstbourne Parkway and Bardstown Road banking centers, which are owned and leased by Jaytee. The leased land is located on U.S. Highway 22 where Republic currently has a temporary banking center and is owned and leased by Jaytee. Altogether, these affiliate leases approximate 69,000 square feet and the Bank pays approximately $104,000 per month, including $5,000 related to the land lease, with lease terms expiring through June 30, 2008.
Each of the above transactions were obtained on terms comparable to those which could have been obtained from an unaffiliated party.

     TRANSACTIONS WITH DIRECTORS. The law firm of Wyatt, Tarrant & Combs provides legal services to Republic. A. Wallace Grafton, Jr., a director of the Bank and Republic, was a partner in Wyatt, Tarrant & Combs, until his retirement in September, 1998. Fees paid by Republic to Wyatt, Tarrant & Combs totaled $207,000 in 1998.

     OTHER TRANSACTIONS. Steven Trager, a director and executive officer, and Shelley Trager Lerner, the daughter of Bernard Trager, and Jean Trager, Bernard Trager's wife, are directors of Bankers Insurance Agency, Inc., a title insurance agency which provides title insurance coverage to clients of Republic. These services resulted in commissions to Bankers Insurance Agency of approximately $1,000,000 in 1998. The majority owner of Bankers Insurance Agency is Shelley Trager Lerner. Minority shareholders in Bankers Insurance Agency include Steven Trager, Jean Trager, and the grandchildren of Bernard Trager:
Michael Kusman, Andrew Kusman, Brett Kusman, Kevin Trager and Emily Trager. Steven Trager and Shelley Trager Lerner are children of Bernard Trager.

     Prior to July, 1998, the Kentucky banking statutes prohibited a majority shareholder of a state bank (including a bank holding company and, by extension, the subsidiary bank itself) from acting as agent for title insurance. These statutory limitations were removed effective July 15, 1998. After the removal of the statutory limitations, Republic's Board of Directors reexamined the appropriateness of the Bank acting as a title insurance agent. The Board concluded that the Bank should not enter the title insurance business at this time, but should continue to evaluate the feasibility of entering this business in the future.

     INDEBTEDNESS OF MANAGEMENT. Federal banking laws require that all loans or extensions of credit by the Bank to its executive officers and directors be made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to Bank directors must be approved in advance by a majority of the disinterested members of the Board of Directors.

     The Bank has made loans to executive officers, holders of ten percent (10%) or more of the shares of any class of its common stock and affiliates and directors in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, which loans do not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1998, directors and executive officers of Republic had loans outstanding of $3.5 million.


        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors and greater than 10% beneficial owners to file reports of ownership and changes in ownership with the SEC. Officers and directors are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms filed. Based solely upon review of copies of such forms, or written representations that there were no unreported holdings or transactions, the Corporation believes that for the most recent fiscal year all
Section 16(a) filing requirements applicable to its officers, directors and ten percent beneficial owners were complied with on a timely basis except as follows: Bernard Trager and Larry Hayes each made one (1) late filing covering one (1) transaction. Steven Trager filed an amended report to correct the share ownership information reported on his initial Section 16 filing.

                             SOLICITATION OF PROXIES

     The cost of solicitation of proxies by the Board of Directors will be borne by the Corporation. Some of the Corporation's directors and officers who will receive no additional compensation may solicit proxies in person, and by telephone, telegraph, telecopier, facsimile, and mail from brokerage houses and other institutions, nominees, fiduciaries and custodians, who will be requested to forward the proxy materials to beneficial owners of the Class A and Class B Common Stock. The Corporation will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials but will not pay fees, commissions, or other compensation.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     At its meeting held on January 11, 1999, the Board of Directors adopted the recommendation of the Audit Committee and selected Crowe, Chizek and Company LLP to serve as the Corporation's independent public accountants and auditors for the fiscal year ending December 31, 1999. Crowe, Chizek and Company LLP has served as the Corporation's independent public accountants and auditors since the 1996 fiscal year.

Representatives of Crowe, Chizek and Company LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.


                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented to the Annual Meeting other than that specified above. If, however, any other matters should come before the Annual Meeting, it is intended that the persons named in the enclosed Proxy, or their substitutes, will vote such Proxy in accordance with their best judgment on such matters.

                              SHAREHOLDER PROPOSALS

     Shareholders who desire to present proposals at the 2000 Annual Meeting of Shareholders must forward them in writing to the President of the Corporation so that they are received no later than November 13, 1999, in order to be considered for inclusion in the Corporation's proxy statement for such meeting. Shareholder proposals submitted after January 27, 2000, will be considered untimely, and the proxy solicited by the Corporation for next year's Annual Meeting may confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that meeting.

                                  ANNUAL REPORT

     The Corporation's Annual Report to Shareholders is enclosed with this proxy statement. The Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

     Any shareholder who wishes to obtain a copy, without charge, of the corporation's Annual Report on Form 10-K for its fiscal year ended December 31, 1998, which includes financial statements and financial statement schedules, which is required to be filed with the Securities and Exchange Commission, may contact the Corporate Secretary at 601 West Market Street, Louisville, Kentucky 40202, or at telephone number (502) 561-7112.


                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /S/ Michael A. Ringswald

                                             Michael A. Ringswald, Secretary

Louisville, Kentucky
March 12, 1999


Please Mark, Date, Sign, and Return the Enclosed Proxy as Promptly as Possible, Whether or Not You Plan to Attend the Meeting in Person. If You Do Attend the Meeting, You May Still Vote in Person, Since the Proxy May be Revoked At Any Time Prior to Its Exercise by Delivering to the Secretary of the Corporation a Written Revocation of the Proxy.

PROXY                                                                      PROXY
                             REPUBLIC BANCORP, INC
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Republic Bancorp, Inc. hereby nominates and appoints Larry M. Hayes and R. Wayne Stratton, with power to act without the other and with full power of substitution, as the undersigned's true and lawful attorney(s) to vote all of the Class A Common Stock and Class B Common Stock of Republic Bancorp, Inc. standing in the undersigned's name on the Corporation's books at the close of business on February 26, 1999, with all the powers the undersigned would possess if present in person, at the Annual Meeting of Shareholders to be held on April 21, 1999, or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                (Continued and to be signed on the reverse side)


                             REPUBLIC BANCORP, INC
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Election of Directors -                                            For All
   Nominees: Bernard M. Trager, Steven E. Trager,    For   Withhold   (Except Nominee(s)
   Scott Trager, Bill Petter, R. Wayne Stratton,     All    All       written below)
   Larry M. Hayes, Sandra Metts Snowdon,
   Samuel G. Swope, Charles E. Anderson.
                                                                                2. In their discretion, the proxies are authorized
   (Instructions: To withhold authority to vote for any individual                 to vote upon such other business as may properly
   nominee write that nominees name on the space provided below.)                  come before the meeting, including matters
                                                                                   incident to its conduct.
   ---------------------------------------------------------------
                                                                                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
                                                                                If no choice is specified, this proxy will be voted
                                                                                for the above-named nominees, with the discretionary
                                                                                authority contained in the proxy statement.

                                                                                    Dated:
                                                                                            ---------------------------------------
                                                                                Signature(s)
                                                                                            ---------------------------------------
                                                                                Please date this proxy and sign your name exactly as
                                                                                it appears hereon. Persons signing in a representa-
                                                                                tive capacity should indicate their capacity. A
                                                                                proxy for shares held in joint ownership should be
                                                                                signed by each owner.[ ]

                              FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.